Exhibit 99.1

(NASDAQ:OSBC)

Contact:	J. Douglas Cheatham	For Immediate Release
	Chief Financial Officer	December 15, 2016
(630) 906-5484

Old Second Completes Senior Notes Offering

AURORA, Ill., December 15, 2016 — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (NASDAQ: OSBC), the parent company of Old Second National Bank, today announced that it has completed an underwritten public offering of $45.0 million in aggregate principal amount of its 5.750% Fixed-to-Floating Rate Senior Notes due 2026.  The Company used the net proceeds of the offering, together with cash on hand, to repay all of its outstanding senior secured term debt and subordinated debt, which was scheduled to mature in the first quarter of 2018.

The Notes will bear interest at a fixed rate of 5.750% per year from and including December 15, 2016 to but excluding December 31, 2021, and from and including December 31, 2021 to but excluding December 31, 2026 (or earlier redemption date), the interest rate will reset quarterly to then current three-month LIBOR plus 385 basis points.

Keefe, Bruyette & Woods, A Stifel Company, acted as sole book-running manager for the offering.

The Notes were offered pursuant to an effective shelf registration statement and a prospectus supplement filed with the Securities and Exchange Commission (the “SEC”).  Copies of the prospectus supplement and accompanying base prospectus relating to the offering can be obtained without charge by visiting www.sec.gov, or from Keefe, Bruyette & Woods, A Stifel Company, at 787 Seventh Avenue, Fourth Floor, New York, NY 10019, by email at USCapitalMarkets@kbw.com, by fax at (212) 581-1592, or by calling (800) 966-1559.

About Old Second Bancorp, Inc.

Old Second Bancorp, Inc. is a financial services company with its headquarters located in Aurora, Illinois.  The Company is the holding company for Old Second National Bank, a national banking organization headquartered in Aurora, Illinois, which provides commercial, treasury management and retail banking services, as well as trust and wealth management services, through offices located in Kane, Kendall, DeKalb, DuPage, LaSalle, Will and Cook counties in Illinois.

Disclaimer About this Release

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Notes are not deposits or savings accounts or other obligations of our bank or non-bank subsidiaries and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.